Exhibit 10.4

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of January 18, 2012 by and among (i) AMERICAN GREETINGS CORPORATION, an Ohio corporation (the “Company”); (ii) THE FOREIGN SUBSIDIARY BORROWERS (as defined in the Credit Agreement, as hereinafter defined) party hereto; (iii) THE LENDERS (as defined in the Credit Agreement) party hereto; and (iv) PNC BANK, NATIONAL ASSOCIATION, as the global agent (the “Global Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Foreign Subsidiary Borrowers, the Lenders and the Global Agent are parties to that certain Amended and Restated Credit Agreement dated as of June 11, 2010 (as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the Foreign Subsidiary Borrowers, the Lenders and the Global Agent wish to amend the Credit Agreement, as hereinafter provided.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. Recitals. The foregoing recitals are incorporated herein by reference.

2. Defined Terms. All terms used in this Amendment and not otherwise defined herein shall have the meaning given to them in the Credit Agreement, as amended hereby.

3. Amendments to Credit Agreement.

(a) Restated Definitions. The following definitions set forth in Section 1.01 [Certain Defined Terms] of the Credit Agreement are hereby amended and restated as follows:

“Applicable Commitment Fee Rate” means:

(i) On the First Amendment Effective Date and thereafter until changed in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be 25.00 basis points;

(ii) Commencing with the fiscal quarter of the Company ended on February 28, 2012, and continuing with each fiscal quarter thereafter, the Global Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Commitment Fee Rate

Greater than or equal to 2.50 to 1.00	40.00 bps

Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	35.00 bps

Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	30.00 bps

Greater than or equal to 0.50 to 1.00, but less than 1.50 to 1.00	27.50 bps

Less than 0.50 to 1.00	25.00 bps

(iii) Changes in the Applicable Commitment Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Global Agent pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the financial statements of the Company for the Testing Period most recently ended, and a Compliance Certificate required pursuant to Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing, during any period when (A) the Company has failed to deliver timely its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate required pursuant to Section 6.01(c) or (B) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time; provided that upon delivery of such financial statements and/or cure or waiver of such Event of Default in accordance with Section 11.11, the Applicable Commitment Fee Rate shall be the number of basis points indicated therefor in the above matrix based on the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Global Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Global Agent and the Lenders hereunder.

“Applicable Margin” means

(i) On the First Amendment Effective Date and thereafter until changed in accordance with the following provisions, the Applicable Margin shall be (A) 25.00 basis points for Revolving Loans that are Base Rate Loans, and (B) 125.00 basis points for Revolving Loans that are Fixed Rate Loans;

(ii) Commencing with the fiscal quarter of the Company ended on February 28, 2012, and continuing with each fiscal quarter thereafter, the Global

Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Revolving Loans that are Fixed Rate Loans
Greater than or equal to 2.50 to 1.00	125.00 bps	225.00 bps
Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	100.00 bps	200.00 bps
Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	75.00 bps	175.00 bps
Greater than or equal to 0.50 to 1.00, but less than 1.50 to 1.00	50.00 bps	150.00 bps
Less than 0.50 to 1.00	25.00 bps	125.00 bps

(iii) Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Global Agent pursuant to Section 6.01(a) or Section 6.01(b) of the financial statements of the Company for the Testing Period most recently ended, and a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Company has failed to deliver timely its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time; provided that upon delivery of such financial statements and/or cure or waiver of such Event of Default in accordance with Section 11.11, the Applicable Margin shall be the number of basis points indicated therefor in the above matrix based on the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Global Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Global Agent and the Lenders hereunder.

“Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Company or any Subsidiary) by the Company or any Subsidiary to any Person of any of the Company’s or such Subsidiary’s respective assets in excess of $10,000,000 in the aggregate in any fiscal year or in excess of $50,000,000 in the aggregate from the Closing Date to the Revolving Credit Termination Date, provided that the term Asset Sale specifically excludes (i) any sales, transfers, abandonments or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, (ii) the actual or constructive total loss of any property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, and (iii) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any written request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Indebtedness” of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) the principal component of all obligations of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing, including, but not limited to, in the case of the Company or any of its Subsidiaries, all obligations of the Company or any of its Subsidiaries under the Permitted Receivables Facility; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations in excess of the aggregate for all such obligations of $10,000,000; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however that (x) no trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) or obligations to pay royalty fees or other payments under license agreements, shall constitute Indebtedness; (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon; and (z) no service payments in lieu of taxes, minimum service payments or other similar payments to any Governmental Authority in connection with any tax increment financing relating to the World Headquarters Initiative shall constitute Indebtedness.

“Maximum Credit Facility Amount” means the Dollar Equivalent of $400,000,000, as such amount may be reduced pursuant to Section 2.15 or increased pursuant to Section 2.02(c).

“Permitted Note Purchase” means the purchase by the Company of any notes or other securities issued by the Company pursuant to the Senior Indenture (1998) or the Senior Indentures.

“Restricted Payment” means (i) any Capital Distribution; (ii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Subordinated Indebtedness; (iii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Indebtedness incurred pursuant to the notes or securities issued in connection with any Senior Indenture; or (iv) the exercise by the Company or any of its Subsidiaries of any right of defeasance or covenant defeasance or similar right with respect to (A) any Subordinated Indebtedness, or (B) the Indebtedness incurred pursuant to the notes or securities issued in connection with the Senior Indenture (1998) or any Senior Indenture.

“Revolving Facility Termination Date” means the earlier of (i) January 18, 2017, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Standard Permitted Lien” means any of the following: (i) Liens for taxes, assessments or governmental charges not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Company or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Company and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding the equipment or other property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); (ix) rights of consignors of goods or bailors of equipment, whether or not perfected by the filing of a financing statement under the UCC; (x) statutory rights of setoff in favor of depositary institutions in funds of the Company and its Subsidiaries held in operating accounts at such institutions, together with Liens that are contractual rights of setoff in such funds relating to the relating to the establishment of depository relations with banks, and not given in connection with the issuance of Indebtedness; (xi) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business and (xii) Liens to secure any service payments in lieu of taxes, minimum service payments or other similar payments to any Governmental Authority in connection with any tax increment financing relating to the World Headquarters Initiative and relating solely to the fixed or capital assets comprising, or acquired or developed in connection with, the World Headquarters Initiative.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased or increased pursuant to the terms of this Agreement. As of the First Amendment Effective Date, the amount of the Total Revolving Commitment is $400,000,000.

“World Headquarters Initiative” means the possible sale, sale and leaseback transaction, lease, disposition or other similar transaction, after the Closing Date, of the Company’s current world headquarters, together with the possible relocation, after the Closing Date, of all or a portion of the Company’s world headquarters from its location, as of the Closing Date, to another location in the United States of America, including, without limitation, the purchase, construction, financing or similar transaction under which the Company may relocate all or a portion of its world headquarters or under which the Company may acquire, develop, or participate or assist in the development of, property in connection therewith.

(b) New Definitions. The following new definitions are hereby inserted in Section 1.01 [Certain Defined Terms] of the Credit Agreement in alphabetical order:

“Additional Indenture Indebtedness” shall have the meaning given to such term in Section 7.04(c).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Subsidiary in connection with an Asset Sale that is designated as Designed Non-Cash Consideration pursuant to an Officer’s Certificate delivered to the Global Agent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash

Consideration. “Fair market value” as used in the foregoing definition means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any undue pressure or compulsion to complete the transaction, determined in good faith by the management of the Company.

“ERP Initiative” means the possible investments (both capitalized and expensed) made in connection with the Company’s initiatives to update, refresh or otherwise acquire information technology systems during the five to seven years following the First Amendment Effective Date, including, without limitation, by means of (i) making “enterprise resource planning” investments, (ii) modernizing information technology systems, (iii) redesigning and deploying new information technology processes and (iv) implementing new organizational structures.

“Existing Indenture Indebtedness” shall have the meaning given such term in Section 7.04(c).

“First Amendment” means the First Amendment to Amended and Restated Credit Agreement, dated as of January 18, 2012.

“First Amendment Effective Date” means the date upon which the First Amendment became effective pursuant to its terms.

“Specified Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings, and revenue bonds, tax increment bonds or notes and similar bond financings of the Borrower or any of its Subsidiaries, incurred for the purpose of or otherwise related to the financing, directly or indirectly, of all or any part of the purchase price of property, plant or equipment used in the business of the Borrower or any of its Subsidiaries or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including costs incurred in connection with such financings) and (2) such Indebtedness shall be incurred within ninety (90) days of such acquisition of such asset by the Borrower or such Subsidiary or such installation, construction or improvement, except in the case of transactions relating to the World Headquarters Initiative in which case such ninety (90) day limitation shall not apply.

“Senior Indenture (2011)” means the indenture, dated as of November 30, 2011 (the “Base Indenture”), by and between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of November 30, 2011, by and between the Company and the Trustee, pursuant to which $225,000,000 in principal amount of 7.375% senior notes due 2021 are issued and outstanding on the First Amendment Effective Date, as the same may, in accordance with the terms hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced.

“Senior Indentures” shall mean any indenture from time to time governing Senior Indenture Indebtedness.

“Senior Indenture Indebtedness” shall have the meaning given such term in Section 7.04(c).

(c) Deleted Definitions. The definition of “Indentures” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(d) Section 2.02(c)(i). Clause (i) of Section 2.02(c) [Increase in Revolving Commitments] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Increase in Revolving Commitments.

(i) Increasing Lenders and New Lenders. The Company may, at any time prior to the 180th day before the then scheduled Revolving Facility Termination Date, request that (1) the current Lenders increase their Revolving Commitments (any current Lender which elects to increase its Revolving Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Commitment hereunder, subject to the following terms and conditions:

(A) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Commitment and any increase in the Revolving Commitment by any current Lender shall be in the sole discretion of such current Lender.

(B) Defaults. There shall exist no Events of Default or Defaults on the effective date of such increase after giving effect to such increase.

(C) Aggregate Revolving Commitments. After giving effect to such increase, the total Revolving Commitments shall not exceed $450,000,000.

(D) Resolutions. The Company shall deliver to the Global Agent a Secretary’s Certificate in form acceptable to the Global Agent attaching resolutions of the Company’s Board of Directors authorizing the increase in the Revolving Commitments.

(E) Minimum Revolving Commitments. After giving effect to such increase, the amount of the Revolving Commitments provided by each of the New Lenders and each of the Increasing Lenders shall be at least $5,000,000.

(F) Notes. The Company shall execute and deliver (1) to each Increasing Lender that shall so request, a replacement Revolving Facility Note reflecting the new amount of such Increasing Lender’s Revolving Commitment after giving effect to the increase (and the prior Revolving Facility Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a Revolving Facility Note reflecting the amount of such New Lender’s Revolving Commitment.

(G) Approval of New Lenders. Any New Lender shall be subject to the approval of the Global Agent pursuant to Section 11.5.

(H) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in a form acceptable to the Global Agent, signed by it and the Company and delivered to the Global Agent at least five (5) days before the effective date of such increase.

(I) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit A-5 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Commitment in the amount set forth in such lender joinder.

(e) Section 2.19(b). Section 2.19(b) [Eligibility of Foreign Subsidiaries] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Eligibility of Foreign Subsidiaries. At the request of the Company, a Foreign Subsidiary of the Company may become a Foreign Subsidiary Borrower hereunder, provided that (i) only a Foreign Subsidiary that is organized under the laws of Canada or any Province thereof may become a Canadian Borrower and no Foreign Subsidiary organized under the laws of Canada or any Province thereof may become a Foreign Revolving Facility Borrower; (ii) prior to becoming a Foreign Subsidiary Borrower, the Company has provided to the Global Agent a written request signed by the Company and such Foreign Subsidiary, that such Foreign Subsidiary be designated as a Foreign Subsidiary Borrower pursuant to the terms of this Agreement, which request the Global Agent shall promptly forward to each Lender; (iii) such Foreign Subsidiary shall be a wholly-owned Subsidiary of the Company; (iv) the Company and such Foreign Subsidiary shall have satisfied the conditions precedent set forth in Section 4.02; (v) the addition of such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder shall not result in withholding tax liability or other adverse tax consequences or adverse legal impact to the Global Agent, any LC Issuer or any Lender hereunder, including without limitation, notice by any Lender to the Global Agent, within fifteen (15) days of such Lender’s receipt from the Global Agent of the Company’s request under clause (ii) above, that such prospective Foreign Subsidiary Borrower is organized under the laws of a jurisdiction in which such Lender is prohibited or restricted from making Revolving Credit Loans, as determined by such Lender; and (vi) at the time of the request by the Company that such Foreign Subsidiary be added as Foreign Subsidiary Borrower and after giving effect to the addition of such Foreign Subsidiary as a Foreign Subsidiary Borrower, no Default or Event of Default shall exist or begin to exist.

(f) Section 5.20. Section 5.20 [Certain Indentures] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

No Event of Default (as defined in any Senior Indenture) or event or condition that, with the passage of time or giving of notice or both, would constitute an Event of Default (as defined in any Senior Indenture), exists under any series of Senior Indenture Indebtedness that, individually or in the aggregate, constitutes Material Indebtedness, nor will any such Event of Default or event or condition that, with the passage of time or giving of notice or both, would constitute such an Event of Default, exist under any series of Senior Indenture Indebtedness, individually or in the aggregate, constituting Material Indebtedness immediately after the occurrence of any Credit Event.

(g) Section 6.12. Section 6.12 [Senior Debt] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The Company will at all times ensure that the claims of the Lenders in respect of the Obligations of the Borrowers will not be subordinate to, and will in all respects rank at least pari passu with the claims of, every unsecured creditor of the Borrowers and the claims of the creditors under the Senior Indenture (1998) and any Senior Indenture.

(h) Section 7.02. Section 7.02 [Consolidation, Merger, Acquisitions, Asset Sales, etc.] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The Company will not, and will not permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve their affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into the Company, provided the Company is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; (iii) any Foreign Subsidiary of the Company with or into any Foreign Credit Party, provided that such Foreign Credit Party is the surviving continuing or resulting corporation; (iv) any Foreign Subsidiary of the Company (other than a Foreign Credit Party) with or into any other Foreign Subsidiary of the Company (other than a Foreign Credit Party), or (v) any Domestic Subsidiary of the Company that is not a Subsidiary Guarantor with or into any other Domestic Subsidiary of the Company that is not a Subsidiary Guarantor so long as no merger, consolidation or amalgamation permitted pursuant to the foregoing Section 7.02(a) is made in order to avoid the application of Section 6.09 or Section 6.10;

(b) any Asset Sale by (i) the Company to any other Domestic Credit Party, or by any Foreign Credit Party to any other Foreign Credit Party, (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) to any Domestic Credit Party; (iii) any Foreign Subsidiary of the Company (other than a Foreign Credit Party) to any other Foreign Subsidiary or any Domestic Subsidiary that is not a Subsidiary Guarantor; (iv) any Domestic Subsidiary that is not a Subsidiary Guarantor to any Foreign Subsidiary or to any other Domestic Subsidiary that is not a Subsidiary Guarantor; or (v) the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company so long as the fair market value of all such asset sales made pursuant to this clause (v) does not exceed $10,000,000 during any fiscal year; so long as no Asset Sale permitted pursuant to the foregoing 7.02(b) is made in order to avoid the application of Section 6.09 or Section 6.10;

(c) the Company or any Subsidiary (other than the Receivables Subsidiary) may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

(d) AGSC, the Company or any of its Subsidiaries may sell Receivables Related Assets (including by capital contribution) in connection with the Permitted Receivables Facility;

(e) the Company or any of its Subsidiaries may (i) make a Permitted Asset Disposition or (ii) wind up, liquidate or dissolve any Subsidiary that is not a Credit Party or, if such Subsidiary is a Credit Party, would not (but for already being a Credit Party) at the time of any such winding-up, liquidation or dissolution, be required to become a Credit Party pursuant to Section 6.09;

(f) in addition to any Asset Sale permitted above, the Company or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 75% of such consideration consists of cash or Designated Non-Cash Consideration, except that (a) any portion of such consideration consisting of the assumption of liabilities, direct or contingent, of the Company or any of its Subsidiaries by the transferee shall be excluded from such calculation and (b) for the purposes of the foregoing 75% test, all such Designated Non-Cash Consideration received pursuant to this Section 7.02(f) shall not exceed $20,000,000 in the aggregate from the First Amendment Effective Date to the Revolving Facility Termination Date; (ii) in the case of any Asset Sale involving consideration in excess of $10,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Company shall have delivered to the Global Agent an officer’s certificate executed on behalf of the Company by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all Asset Sales made pursuant to this Section 7.02(f) during any fiscal year of the Company shall not exceed $150,000,000;

(g) the Receivables Subsidiary may sell or transfer Account Receivables to any Person (other than the Company or any of the Company’s Subsidiaries or Affiliates) in connection with any receivables put option, credit default swap, credit insurance arrangement or other transaction pursuant to which the Receivables Subsidiary hedges credit risk related to account debtors under certain Account Receivables, provided that (i) no obligation of the Receivables Subsidiary in connection with such transaction shall be guaranteed by the Company or any Subsidiary of the Company, and (ii) there shall be no recourse to or obligation of the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) whatsoever in connection with such transaction other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with such put option, credit default swap, credit insurance arrangement or other transaction;

(h) (i) Asset Sales in connection with the World Headquarters Initiative in an aggregate amount not to exceed $200,000,000 or (ii) the acquisition by the Company or any of its Subsidiaries of any Person in connection with the World Headquarters Initiative or the financing thereof, as permitted under this Agreement;

(i) Asset Sales with respect to inventory, supplies, materials and equipment in connection with the restructuring and expansion of the Company’s Chinese operations in an aggregate amount not to exceed $5,000,000;

(j) to the extent the following would otherwise be prohibited by this Section 7.02, Investments permitted by Section 7.05, Liens permitted by Section 7.03, and dividends, distributions and Share Repurchases permitted by Section 7.06; and

(k) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction.

(i) Section 7.03. Section 7.03 [Liens] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.03 Liens.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Company or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.03, provided that such Liens shall only secure such obligations that they secure on the Closing Date and extensions, renewals and refinancings of such obligations permitted by Section 7.04(b);

(c) Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Company or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by Section 7.04(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; or (ii) arising out of the refinancing, replacement, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d) Liens on Receivables Related Assets arising in connection with the sale of such Receivables Related Assets in connection with the Permitted Receivables Facility;

(e) any Lien (i) granted to the Global Agent or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents, any Indebtedness under any Designated Hedge Agreement, or (ii) granted to the Collateral Agent to secure the Obligations (as defined in the Security Agreement);

(f) Liens on consigned Scan-Based Inventory (as defined in the Security Agreement), but only to the extent a Grantor Customer (as defined in the Security Agreement) has a Lien, or has a creditor that has a Lien, on the inventory of such Grantor Customer;

(g) Liens on assets securing Indebtedness permitted under Section 7.04(m), provided that any such Lien shall only secure the obligations that it secures on the date of the applicable Permitted Acquisition and does not extend to any property of any Subsidiary of the Company;

(h) Liens in favor of a Person (other than the Company or any of the Company’s Subsidiaries or Affiliates) on intellectual property and other tangible or intangible video digital or entertainment assets of the Company or any of its Subsidiaries produced, manufactured, developed, marketed or otherwise distributed by such Person, provided that (i) such Liens do not secure Indebtedness, (ii) in any twelve month period, the Company or any of the Company’s Subsidiaries may grant such Liens, provided that the aggregate book value of the assets subject to such Liens granted in such twelve month period shall not exceed $20,000,000, and (iii) the benefit of such Liens may also run in favor of such Person’s lender or lenders for the limited purpose of allowing such lender or lenders to complete and liquidate products of such Person bearing or utilizing such property or assets, and provided further, that in connection with any such Lien, the Collateral Agent may enter into agreements on behalf of the Collateral Agent and the Secured Creditors (which agreements shall be in form and substance satisfactory to the Collateral Agent) regarding the relative priority of such Lien and the Liens created under the Loan Documents and/or the subordination or impairment of any rights and remedies of the Collateral Agent and the Secured Creditors in respect of the assets subject to such Lien (including without limitation, subordinating the Liens in favor of the Global Agent for the benefit of the Secured Creditors with respect to such assets in favor of such Person); or

(i) Liens on fixed or capital assets consisting of Asset Sales permitted under Section 7.02(h)(i) or securing Specified Indebtedness permitted under Section 7.04(o) to be incurred in connection with the World Headquarters Initiative or the ERP Initiative, provided that such Liens only extend to the fixed or capital assets being financed.

(j) Section 7.04. Section 7.04 [Indebtedness] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.04 Indebtedness.

The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Company or any of its Subsidiaries, except:

(a) the Indebtedness incurred under this Agreement and the other Loan Documents;

(b) the Indebtedness set forth on Schedule 7.04, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) the unsecured Indebtedness evidenced by the notes issued pursuant to the Senior Indenture (2011) (the “Existing Indenture Indebtedness”) and any other unsecured Indebtedness of the Company in connection with any notes issued under any other indenture on customary terms and conditions (the “Additional Indenture Indebtedness” and, together with the Existing Indenture Indebtedness, collectively, the “Senior Indenture Indebtedness”); provided that the principal amount of the Senior Indenture Indebtedness under this Section 7.04(c) shall not at any time exceed, in the aggregate, $275,000,000, and provided, further that any Additional Indenture Indebtedness, and any refinancing, replacement, extension, renewal or refunding of any Senior Indenture Indebtedness shall have (i) a final maturity date that is no earlier than the earlier of (A) the final maturity date of such Indebtedness prior to such refinancing, extension, renewal or refunding (to the extent applicable), and (B) the date that is 181 days after the Revolving Facility Termination Date in effect at the time of such refinancing, replacement, extension, renewal or refunding (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), and (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are on market terms for similar issuers at the time of issuance and are no more restrictive than the terms of this Agreement as reasonably determined by the Global Agent;

(d) [reserved];

(e) the Indebtedness of the Company in connection with the notes or securities issued pursuant to the Senior Indenture (1998), so long as the aggregate principal amount of such Indebtedness shall not at any time exceed $181,000;

(f) (i) the Indebtedness consisting of Capital Lease Obligations of the Company and its Subsidiaries, other than Indebtedness as described in Section 7.04(o) hereof, (ii) purchase money Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (f) shall not exceed $25,000,000 at any time;

(g) the Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments;

(h) any intercompany loans (i) made by the Company or any Subsidiary of the Company to any Domestic Credit Party; or (ii) made by any Foreign Subsidiary of the Company (other than a Foreign Credit Party) to any other Foreign Subsidiary of the Company;

(i) the Indebtedness of the Company and its Subsidiaries under Hedge Agreements, provided (i) such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes, (ii) the aggregate amount of the net obligations or Indebtedness under all such Hedge Agreements does not exceed $25,000,000 at any time, and (iii) such Hedge Agreements shall conform to ISDA standards and shall be in all other respects acceptable to the Global Agent;

(j) any Guaranty Obligations permitted by Section 7.05;

(k) (i) the Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as the funded amount shall not exceed $100,000,000 at any time, or (ii) the Indebtedness of the Receivables Subsidiary or AGSC to the Company or any other Subsidiary of the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(l) the Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents provided all of such Indebtedness shall constitute Subordinated Indebtedness;

(m) Indebtedness assumed in connection with a Permitted Acquisition or other acquisition of assets permitted under this Agreement, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, so long as (i) such Indebtedness existed at the time of such Permitted Acquisition or the acquisition and was not incurred in contemplation of such Permitted Acquisition or the acquisition, (ii) after giving effect to the incurrence of such Indebtedness, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 7.07, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $50,000,000;

(n) other Indebtedness of the Company to the extent not permitted by any of the foregoing clauses, provided that (i) all such Indebtedness constitutes Subordinated Indebtedness, (ii) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) (A) with respect to such Indebtedness in a principal amount of $5,000,000 or more, the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Global Agent, and (B) with respect to such Indebtedness in a principal amount of less than $5,000,000, the terms of the subordination applicable thereto shall be in form and substance satisfactory to the Global Agent, and (iv) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness;

(o) unsecured or Specified Indebtedness incurred in connection with (i) the Company’s World Headquarters Initiative not to exceed the aggregate principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of $200,000,000 at any time, and (ii) the

Company’s ERP Initiative not to exceed the aggregate principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of $200,000,000 at any time; and

(p) additional Indebtedness of the Company or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $200,000,000 at any time.

(k) Section 7.05. Section 7.05 [Investments and Guaranty Obligations] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.05 Investments and Guaranty Obligations.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Company or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Company and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) (i) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business or in accordance with the Company’s relocation policy in connection with the World Headquarters Initiative, provided the aggregate outstanding amount of all such loans and advances shall not exceed $5,000,000 at any time, (ii) Investments by the Company in any bonds that may be issued as a portion of the financing of the World Headquarters Initiative as permitted under this Agreement, and (iii) Investments of the Company or any of its Subsidiaries in any Subsidiary formed or acquired in connection with the World Headquarters Initiative or the financing thereof, as permitted under this Agreement;

(f) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.05;

(g) any Guaranty Obligations of the Company or any Subsidiary in favor of the Global Agent, each LC Issuer and the Lenders and any other Benefited Creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

(h) the Indebtedness of the Receivables Subsidiary to the Company or AGSC and Indebtedness of AGSC to the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(i) Subordinated Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(j) Investments of the Company and its Subsidiaries in Hedge Agreements permitted to be to entered into pursuant to this Agreement;

(k) Investments (i) of the Company or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Company in any Domestic Credit Party, (iii) of any Domestic Credit Party in any other Domestic Credit Party (other than the Company), (iv) of any Domestic Subsidiary that is not a Domestic Credit Party in any other Domestic Subsidiary (other than the Company), or (v) constituting Permitted Foreign Subsidiary Loans and Investments;

(l) Investments (i) of any Foreign Subsidiary in any other Subsidiary of the Company existing as of the Closing Date, (ii) of any Foreign Subsidiary (other than a Foreign Credit Party) in any other Subsidiary of the Company (other than the Receivables Subsidiary), or (iii) of any Foreign Credit Party in any Domestic Credit Party (other than the Company);

(m) intercompany loans and advances permitted by Section 7.04(h);

(n) the Acquisitions permitted by Section 7.02;

(o) Investments constituting Restricted Payments permitted by Section 7.06;

(p) any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party which Indebtedness is permitted by Section 7.04;

(q) other Investments by the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) in any other Person made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $150,000,000, taking into account the repayment of any loans or advances comprising such Investments;

(r) the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.02(f);

(s) Guaranty Obligations constituting Indebtedness that is permitted under Section 7.04 (other than pursuant to clause (j) thereof); and

(t) Investments in connection with the restructuring or expansion of the Company’s Chinese operations consisting of (i) the creation of a new or restructured corporate entity under the laws of China (which may take the form of one or more wholly foreign owned entities (WFOE), (ii) the acquisition or ownership of equity or other interests in any such entities, (iii) contributions to an entity described in clause (i) or (ii) above (whether as debt or equity) in an amount of up to $5,000,000 in each fiscal year, and (iv) the Asset Sales permitted under Section 7.02(i).

(l) Section 7.09. Section 7.09 [Amendments to Certain Documents] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.09 [Reserved].

(m) Section 7.12. Section 7.12 [Capital Expenditures] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.12 Capital Expenditures.

The Company will not, and will not permit any of its Subsidiaries to, make or incur any Consolidated Capital Expenditures, whether financed or unfinanced, that in the aggregate exceed $75,000,000 during the fiscal year ending February 28, 2012 and each such fiscal year thereafter; provided, that:

(i) Consolidated Capital Expenditures, whether financed or unfinanced, that are (A) made from the proceeds of Asset Sales permitted under Section 7.02(h) and/or Events of Loss; or (B) in connection with the World Headquarters Initiative in an amount not to exceed $200,000,000 in the aggregate, shall be excluded from the foregoing calculation of Consolidated Capital Expenditures; and

(ii) Consolidated Capital Expenditures, whether financed or unfinanced, in connection with the ERP Initiative shall be excluded from the foregoing calculation of Consolidated Capital Expenditures so long as such Consolidated Capital Expenditures do not exceed the following amounts (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease): (A) $75,000,000 in any fiscal year after the First Amendment Effective Date; and

(B) $200,000,000 in the aggregate from the First Amendment Effective Date through to the Revolving Credit Termination Date.

(n) Schedules to Credit Agreement. Schedule 1 [Lenders, Commitments and Addresses for Notices], and Schedule 4.04(i) [Post-Closing Control Agreements] to the Credit Agreement are hereby amended and restated to read in their entirety as attached to this Amendment as “Schedule 1 [Lenders, Commitments and Addresses for Notices]”, and “Schedule 4.04(i) [Post-Closing Control Agreements]”, respectively.

4. Conditions Precedent. The effectiveness of this Amendment is subject to the receipt by the Global Agent on behalf of the Lenders of the following, in form and substance satisfactory to the Global Agent, and the first date on which the Borrower and the Subsidiary Guarantors (collectively, the “Loan Parties”) have satisfied all of the following conditions to the satisfaction of the Global Agent shall be referred to as the “First Amendment Effective Date”.

(a) Counterparts. The Global Agent shall have received (i) from the Borrowers and each of the Lenders an executed counterpart original of this Amendment, (ii) from the Company executed originals of the amended and restated Revolving Credit Notes or new Revolving Credit Notes, as applicable, all in form and substance satisfactory to the Global Agent, (iii) from the Company and the Subsidiary Guarantors an executed counterpart original of the First Amendment to Amended and Restated Pledge and Security Agreement, in form and substance satisfactory to the Global Agent and the Collateral Agent, and (iv) from the Subsidiary Guarantors an executed original of a acknowledgment and consent to this Amendment in form and substance satisfactory to the Global Agent.

(b) Officer’s Certificate. Each of the Borrowers and each Subsidiary Guarantor shall have delivered to the Global Agent, for the benefit of each Lender, a certificate of an Authorized Officer of such Borrower or such Subsidiary Guarantor, as applicable, dated the First Amendment Effective Date certifying to the accuracy of representations and warranties, compliance with covenants and conditions and absence of any Default or Event of Default under the Credit Agreement.

(c) Secretary’s Certificate. Each Borrower and each Subsidiary Guarantor shall have delivered to the Global Agent, for the benefit of each Lender, a certificate dated the First Amendment Effective Date and signed by the Secretary or an Assistant Secretary of such Borrower or such Subsidiary Guarantor, as applicable, on behalf of itself and the Subsidiary Guarantors, certifying as appropriate as to:

(i) that each Borrower and each Subsidiary Guarantor have approved this Amendment by all necessary corporate, limited liability company and partnership action, as applicable and attaching such corporate, limited liability and partnership action;

(ii) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents to be delivered in connection with this Amendment, and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Borrower and each Subsidiary Guarantor for purposes of this

Amendment and the true signatures of such Authorized Officers, on which the Global Agent and each Lender may conclusively rely; and

(iii) copies of each Borrower’s and each Subsidiary Guarantor’s organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the date of this Amendment, certified by the corporate secretary of other appropriate officer, or alternatively, a certification by such corporate secretary or other appropriate officer that such documents remain unchanged and in full force and effect since the time of the certification provided to the Global Agent and the Lenders on June 11, 2010.

(d) Opinion of Counsel. The Global Agent shall have received such opinions of counsel from counsel to the Borrowers and the Subsidiary Guarantors as the Global Agent shall request, each of which shall be addressed to the Global Agent and each of the Lenders and in form and substance satisfactory to the Global Agent.

(e) No Material Adverse Effect. Since February 28, 2011, no Material Adverse Effect shall have occurred with respect to any of the Borrowers or any of the Subsidiary Guarantors.

(f) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Amendment shall be in form and substance reasonably satisfactory to the Global Agent.

(g) Payment of Fees. The Borrowers unconditionally agree (i) to pay to the Global Agent, for the ratable benefit of each Lender, a nonrefundable amendment fee in an amount equal to 20.00 basis points multiplied by such Lender’s Revolving Commitment as in effect on the First Amendment Effective Date and after giving effect to the increased Revolving Commitments provided for in this Amendment, and (ii) to pay and reimburse the Global Agent and hold the Global Agent harmless against liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including, without limitation, reasonable expenses of counsel, incurred by the Global Agent in connection with the development, preparation and execution of this Amendment and all other documents or instruments to be delivered in connection herewith.

5. Representations and Warranties of the Loan Parties. Each Loan Party covenants and agrees with and represents and warrants to the Global Agent and the Lenders as follows:

(a) such Loan Party possesses all of the powers requisite for it to enter into and carry out the transactions of such Loan Party referred to herein and to execute, enter into and perform the terms and conditions of this Amendment and any other documents contemplated herein that are to be performed by such Loan Party; and that any and all actions required or necessary pursuant to such Loan Party’s organizational documents or otherwise have been taken to authorize the due execution, delivery and performance by such Loan Party of the terms and conditions of this Amendment and said other documents, and that such execution, delivery and performance will not conflict with, constitute a default under or result in a breach of any applicable Law or any agreement, instrument, order, writ, judgment, injunction or decree to which such Loan Party is a party or by which such Loan Party or any of its properties are bound, and that all consents, authorizations and/or approvals required or necessary from any third parties in connection with the entry into, delivery and performance by such Loan Party of the terms and conditions of this Amendment, the said other documents and the transactions contemplated hereby have been obtained by such Loan Party and are in full force and effect;

(b) this Amendment and any other documents contemplated herein constitute the valid and legally binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and by general equitable principles, whether enforcement is sought by proceedings at law or in equity;

(c) all representations and warranties made by such Loan Party in the Loan Documents are true and correct in all material respects as of the date hereof with the same force and effect as if all such representations and warranties were fully set forth herein and made as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made, and such Loan Party has complied with all covenants and undertakings in the Loan Documents;

(d) the execution and delivery of this Amendment is not intended to and shall not cause or result in a novation with regard to the existing indebtedness of any Loan Party to the Global Agent or any Lender, which indebtedness shall continue without interruption and has not been discharged;

(e) (i) after giving effect to this Amendment, no Event of Default has occurred and is continuing under the Loan Documents; and (ii) and there exist no defenses, offsets, counterclaims or other claims with respect to the obligations and liabilities of such Loan Party under the Credit Agreement or any of the other Loan Documents; and

(f) such Loan Party hereby ratifies and confirms in full its duties and obligations under the Loan Documents, as modified hereby.

6. References to Credit Agreement. From and after the First Amendment Effective Date, any references to the Credit Agreement contained in any of the Loan Documents shall be deemed to refer to the Credit Agreement as amended hereby and as further amended, restated, modified or supplemented from time to time.

7. Successors and Assigns. This Amendment shall apply to and be binding upon, and shall inure to the benefit of, each of the other parties hereto and their respective successors and assigns permitted under the Credit Agreement. Nothing expressed or referred to in this Amendment is intended or shall be construed to give any person or entity other than the parties hereto a legal or equitable right, remedy or claim under or with respect to this Amendment or any Loan Documents, it being the intention of the parties hereto that this Amendment and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto.

8. Severability. If any one or more of the provisions contained in this Amendment or the Loan Documents shall be held invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions contained in this Amendment or the Loan Documents shall not in any way be affected or impaired thereby, and this Amendment shall otherwise remain in full force and effect.

9. Governing Law. This Amendment shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles.

10. Counterparts; Facsimile or Electronic Signatures. This Amendment may be executed in any number of counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery of executed signature pages hereof by facsimile or other electronic method of transmission (such as “pdf”) from one party to another shall constitute effective and binding execution and delivery thereof by such party. Any party that delivers its original counterpart signature to this Amendment by facsimile or other electronic method of transmission hereby covenants to personally deliver its original counterpart signature promptly thereafter to the Global Agent.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

AMERICAN GREETINGS CORPORATION

By:	/s/ Gregory M. Steinberg
Name:	Gregory M. Steinberg
Title:	Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender, a LC Issuer, the Swing Line Lender and the Global Agent

By:	/s/ Christian S. Brown
Name:	Christian S. Brown
Title:	SVP

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ C.M. Stade
Name: C.M. Stade
Title: SVP

By:	/s/ A.W. Hines
Name: A.W. Hines
Title: Principal Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and a Co-Syndication Agent

By:	/s/ Matthew Buzzelli
Name:	Matthew Buzzelli
Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender, as a Canadian Lender and a Co-Syndication Agent

By:	/s/ Brendan Korb
Name:	Brendan Korb
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender and a Co-Documentation Agent

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as a Lender, as a Canadian Lender and a Co-Documentation Agent

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Managing Director, Executive Head

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joshua Botnick
Name:	Joshua Botnick
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Beth Rue
Name:	Beth Rue
Title:	Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Jeffrey P. Sullivan
Name:	Jeffrey P. Sullivan
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

UNION BANK, N.A., as a Lender

By:	/s/ Charles Corbisiero
Name:	Charles Corbisiero
Title:	SVP

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael P. Dickman
Name:	Michael P. Dickman
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:	/s/ Sandra Centa
Name:	Sandra Centa
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Brian H. Gallagher
Name:	Brian H. Gallagher
Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Michael Rigdy
Name:	Michael Rigdy
Title:	Corporate Director